Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

E2open Parent Holdings, Inc.

9600 Great Hills Trail, Suite 300E

Austin, Texas 78759

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to E2open Parent Holdings, Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 15, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to the resale or distribution from time to time by the selling shareholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to (A) 72,383,299 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) issued to the BluJay Sellers (as defined in the Registration Statement) in connection with the BluJay Acquisition (as defined in the Registration Statement) (the “BluJay Seller Shares”), (B) 28,909,022 shares of Class A Common Stock issued to the BluJay Pipe Investors (as defined in the Registration Statement) in connection with the BluJay Acquisition (the “BluJay PIPE Shares”), (C) 133,323 shares of Class A Common Stock issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement (as defined in the Registration Statement) (the “Purchase Price Adjustment Shares”), and (D) 103,929 shares of Class A Common Stock issuable upon the exchange of Common Units (as defined in the Registration Statement) issued pursuant to a purchase price adjustment in accordance with the Business Combination Agreement and the surrender and cancellation of a corresponding number of shares of Class V Common Stock (as defined in the Registration Statement (the “True Up Shares”). The BluJay Seller Shares, the BluJay PIPE Shares, the Purchase Price Adjustment Shares and the True Up Shares are collectively referred to herein as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion letter, including (i) the corporate and organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Munich Palo Alto Paris Salt Lake City San Francisco Shanghai Washington, D.C.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we are of the opinion that:

(i)	the BluJay Seller Shares, the BluJay PIPE Shares and the Purchase Price Adjustment Shares have been duly authorized and are validly issued, fully paid and are non-assessable; and

(ii)

the True Up Shares, when issued upon the exchange of Common Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock, will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this opinion letter is based exclusively on the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the General Corporation Law of the State of Delaware. We advise you that issues addressed by this opinion letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates of officials of the Company, public officials, and others as we have deemed appropriate.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act in connection with the filing of the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the Securities by the selling shareholders.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter speaks only as of the date that the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion letter after the date of effectiveness should the present laws of the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP